Exhibit 3.3

FORM NO. 7a	Registration No. 29407

BERMUDA

CERTIFICATE OF DEPOSIT OF
MEMORANDUM OF INCREASE OF SHARE CAPITAL

THIS IS TO CERTIFY that a Memorandum of Increase of Share Capital of

Arch Capital Group Ltd.

was delivered to the Registrar of Companies on the 25th day of October, 2000 in accordance with section 45(3) of the Companies Act 1981 (“the Act”).

Given under my hand and Seal of the Registrar of Companies this 31st day of October, 2000.

for	Registrar of Companies

Capital prior to increase:	US$	12,000.00

Amount of increase:	US$	2,488,000.00

Present Capital:	US$	2,500,000.00